UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 90549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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ADVAXIS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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May 7, 2021

Dear Stockholders:

I write to reiterate the recommendation of our Board of Directors that our stockholders approve the proposed reverse stock split as outlined in our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 21, 2021 (the “Stock Split Proposal”). We believe the Stock Split Proposal is a critically important item to Advaxis, Inc. (the “Company”), and we encourage all stockholders to read the proposal in its entirety. It is the unanimous recommendation of the Board of Directors that stockholders vote FOR the Stock Split Proposal.

We believe that a vote FOR the Stock Split Proposal will enhance the Company’s ability to regain compliance with the Nasdaq listing standards by enabling the Company to meet the Nasdaq minimum bid price requirement for continued listing in the near term. The Company expects that retaining our Nasdaq listing and increasing the market price per share of our common stock by effecting a reverse stock split would increase the attractiveness of the Company’s shares to a broader set of institutional investors, while protecting the liquidity for all stockholders. Further, we believe that maintaining the listing of our common stock on the Nasdaq Capital Market will further attract investor support, which is of utmost importance in order to continue our work to advance cancer care through the continued development of our HOT program.

Conversely, the delisting of our common stock from the Nasdaq Capital Market may result in decreased liquidity and increased volatility of our common stock, a loss of current or future coverage by certain sell-side analysts and/or a diminution of institutional investor interest. Delisting could also cause our collaborators, vendors, and employees to lose confidence in the Company, which could harm our business and future prospects. We also believe that the current low market price of our common stock impairs its acceptability to important segments of the institutional investor community and the investing public.

As stated in our Definitive Proxy Statement on Schedule 14A, the proposed reverse stock split is for a ratio range between 1 for 5 and 1 for 15, to be determined at the discretion of the Board of Directors. This range has been carefully selected and is designed to provide our Board of Directors with the necessary flexibility to effect the reverse stock split in a manner that would best enable the Company to regain compliance with the Nasdaq minimum bid price requirements. As the Company has previously disclosed, the Company must regain compliance with the $1 minimum bid price per share requirement by June 21, 2021 or Nasdaq will provide written notification to the Company that its common stock will be subject to delisting.

For these reasons, we believe the proposed reverse stock split is in the best, long-term interest of the Company’s stockholders, and on behalf of Advaxis’ management team and Board of Directors, I am seeking your support by voting FOR the Stock Split Proposal so we can continue to build Advaxis into a leading biotechnology company.

Sincerely,

Kenneth A. Berlin

President and Chief Executive Officer

and Interim Chief Financial Officer

Advaxis, Inc. / 9 Deer Park Drive, Suite K-1 / Monmouth Junction, NJ 08852

T: 609-452-9813 / F: 609-452-9818

www.advaxis.com